Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Giant Oak Acquisition Corporation of our report dated May 7, 2021, except for Notes 1, 3, 4, 5 and 6 which are dated February 22, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Giant Oak Acquisition Corporation as of March 31, 2021, and for the year ended March 31, 2021, included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

January 17, 2023